EX. 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES THE EXPANSION OF ITS GLOBAL REVOLVING CREDIT FACILITY TO $235 MILLION

BERWYN, Pennsylvania, February 29, 2012 – DFC Global Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that Barclays Bank PLC and Deutsche Bank AG New York Branch have become lenders under the Company’s existing global revolving credit facility, increasing the commitments under that facility to $235 million. The terms of the global credit facility that the Company entered into in March 2011 permit the Company to increase the commitments under the facility, which expires in March 2015, to a maximum of $250 million.

With respect to this announcement, Randy Underwood, the Company’s Executive Vice President and CFO stated, “The Company welcomes the additions of these two long-established banks to its global revolving credit facility, which already includes the well known institutions of Wells Fargo, US Bank, Société Générale, Credit Suisse, and Nomura. We look forward to leveraging our new partnerships with Barclays and Deutsche Bank and their strong European presence and expertise, in the continuing expansion of our European business platform both within the markets we currently operate and new countries as well.”

About DFC Global Corp.
DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its over 1,300 retail storefront locations, Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in seven countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland and the Republic of Ireland.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At December 31, 2011, the Company’s global retail operations consisted of 1,324 retail storefront locations, of which 1,259 are company-owned stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, mce®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima® and MoneyNow!®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and Finland, Sweden and Poland primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environment in each of each of the markets and jurisdictions in which the Company conducts its business; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K., Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the financial institutions with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.